$426,647,013

                           RALI Series 2007-QS5 Trust
                                 Issuing Entity

                        Residential Accredit Loans, Inc.
                                    Depositor

                        Residential Funding Company, LLC
                           Master Servicer and Sponsor

        Mortgage Asset-Backed Pass-Through Certificates, Series 2007-QS5

                         Supplement dated April 2, 2007
                                       to
                   Prospectus Supplement dated March 28, 2007
                                       to
                        Prospectus dated December 6, 2006

                                   ----------

      Capitalized terms used in this supplement are defined in the prospectus supplement dated March 28, 2007, to which this supplement is attached.

      The prospectus supplement is hereby revised as follows:

            On page S-85, in the table titled "Pre-Tax Yield to Maturity of the Class A-P Certificates at the Following Percentages of the Prepayment Assumption", the Assumed Purchase Price of $3,069,615 is hereby deleted and replaced with $2,365,265.

            On page S-85, in the table titled "Pre-Tax Yield to Maturity of the Variable Strip Certificates at the Following Percentages of the Prepayment Assumption", the Assumed Purchase Price of $297,576,408 is hereby deleted and replaced with $3,069,615.

      This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

      Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

                                    Citigroup

                                   Underwriter